Exhibit 23.1

The Board of Directors

China Medical Technologies, Inc.

c/o Beijing Yuande Bio-Medical Engineering Co., Ltd.

No. 24 Yong Chang North Road

Beijing Economic-Technological Development Area

Beijing 100176

The People’s Republic of China

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 30, 2005, with respect to the consolidated balance sheets of China Medical Technologies., Inc. as of March 31, 2004 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2005, included in the Registration Statement on Form F-1 (no. 333-126630), and to the reference to our firm under the headings “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” in the prospectus.

/s/ KPMG

Hong Kong, People’s Republic of China

July 18, 2005